UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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COCA-COLA BOTTLING CO. CONSOLIDATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COCA-COLA BOTTLING CO. CONSOLIDATED

4100 COCA-COLA PLAZA

CHARLOTTE, NORTH CAROLINA 28211

(704) 557-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

April 28, 2004

TO THE STOCKHOLDERS OF

COCA-COLA BOTTLING CO. CONSOLIDATED:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated (the “Company”) will be held at the Company’s Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, April 28, 2004, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of ten Directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 15, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof, and only holders of Common Stock and Class B Common Stock of the Company of record on such date will be entitled to notice of or to vote at the Annual Meeting. A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at the principal executive offices of the Company at 4100 Coca-Cola Plaza, Charlotte, North Carolina.

The Board of Directors will appreciate your prompt vote. Registered holders of the Company’s stock may vote by a toll free telephone number, the Internet or by the prompt return of the enclosed proxy card, dated and signed. Instructions regarding all three methods of voting are set forth on the enclosed proxy card. You may revoke your proxy at any time prior to the vote at the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

By Order of the Board of Directors

Henry W. Flint

Secretary

March 26, 2004

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

COCA-COLA BOTTLING CO. CONSOLIDATED

to be held on April 28, 2004

INTRODUCTION

This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated (the “Company”) in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina on Wednesday, April 28, 2004 at 10:00 a.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about March 26, 2004. The principal executive offices of the Company are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

RECORD DATE, VOTE REQUIRED AND RELATED MATTERS

The Board of Directors has fixed the close of business on March 15, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on March 15, 2004, the Company had issued and outstanding 6,642,577 shares of Common Stock and 2,420,752 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to 20 votes per share (or an aggregate of 55,057,617 votes with respect to the Common Stock and the Class B Common Stock voting together as a single class). Each stockholder may exercise his right to vote either in person or by properly executed proxy. The Common Stock and Class B Common Stock will vote together as a single class on all matters considered at the Annual Meeting.

Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted at the Annual Meeting by (1) delivering a written notice of revocation to the Company’s Secretary at the Company’s principal executive offices, (2) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet or (3) by attending the Annual Meeting and voting in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted FOR the ten nominees to the Board of Directors listed herein.

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock and Class B Common Stock voting together as a class is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

The Board of Directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 1,985,298 shares of the Company’s Common Stock and 2,419,250 shares of the Company’s Class B Common Stock (representing an aggregate of 91.5% of the total voting power as of the record date) FOR electing the Board of Directors’ nominees for director.

The Board of Directors is not aware of any matters to be brought before the Annual Meeting or any adjournment thereof other than the election of ten directors and routine matters incidental to the conduct of the Annual Meeting. If, however, other matters are properly presented, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the shares represented by the proxy in accordance with their best judgment on such matters.

PRINCIPAL STOCKHOLDERS

As of March 15, 2004, the only persons known to the Company to be beneficial owners of more than 5% of the Common Stock or Class B Common Stock of the Company were as follows:

Name and Address	Class	Amount and Nature of Beneficial Ownership	Percentage of Class	Total Votes(1)	Percentage of Total Votes(1)
J. Frank Harrison, III, J. Frank	Common Stock	4,404,548(2)(3)	48.6%
Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group 4100 Coca-Cola Plaza Charlotte, NC 28211	Class B Common	2,419,250(4)(3)	99.9%	50,370,298	91.5%

The Coca-Cola Company	Common Stock	1,984,495(5)(3)	29.9%
One Coca-Cola Plaza Atlanta, GA 30313	Class B Common	497,670(3)	20.6%	11,937,895	21.7%

Coca-Cola Enterprises Inc.	Common Stock	696,100(6)	10.5%	696,100	1.3%
2500 Windy Ridge Parkway Atlanta, GA 30339					.

(1)	In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Common Stock. A total of 6,642,577 shares of Common Stock and 2,420,752 shares of Class B Common Stock was outstanding on March 15, 2004.

(2)	Consists of (a) 2,419,250 shares of Class B Common Stock beneficially owned by such persons as described in note (4) that are convertible into shares of Common Stock; (b) 1,984,495 shares of

Common Stock held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (3) below) as to which Mr. Harrison, III has shared voting and no investment power; and (c) 803 shares of Common Stock held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III has sole voting and investment power.

(3)	J. Frank Harrison, III, Reid M. Henson (as trustee of certain trusts), J. Frank Harrison Family, LLC and the Harrison Family Limited Partnerships (described in note (4) below) are parties to a Voting Agreement with The Coca-Cola Company. The Coca-Cola Company has also granted an Irrevocable Proxy to Mr. Harrison, III, the terms of which provide Mr. Harrison, III an irrevocable proxy for life concerning the shares of Common Stock and Class B Common Stock owned by The Coca-Cola Company. See “Certain Transactions.”

(4)	Consists of (a) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership — FH1, JFH Family Limited Partnership — SW1 and JFH Family Limited Partnership — DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison, III, in his capacity as the Consolidated Stock Manager of J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power; (b) 497,670 shares of Class B Common Stock held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in note (3) above) as to which Mr. Harrison, III has shared voting and no investment power; (c) 235,786 shares of Class B Common Stock held by certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison, III has sole voting and investment power; (d) 80,000 shares of Class B Common Stock held by Mr. Harrison, III as to which he has sole voting and investment power; and (e) 260 shares of Class B Common Stock held by Mr. Harrison, III as custodian for certain of his children as to which Mr. Harrison, III has sole voting and investment power.

(5)	Such information is derived from Amendment No. 26 to Schedule 13D filed by The Coca-Cola Company on April 1, 2003. With respect to the Common Stock ownership information, the amount shown excludes 497,670 shares issuable upon conversion of shares of Class B Common Stock.

(6)	Such information is derived from Amendment No. 4 to Schedule 13G filed by Coca-Cola Enterprises Inc. on February 14, 2002.

ELECTION OF DIRECTORS

The Company’s Board of Directors consists of between nine and twelve members as fixed from time to time by the stockholders of the Company or the Board of Directors. The Board of Directors currently has ten members. Vacancies and newly-created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Ten directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

It is the intention of the persons named as proxies in the accompanying form of proxy to vote all proxies solicited for the ten nominees listed below, unless the authority to vote is withheld. Each of the nominees is an incumbent director of the Company. James E. Harris was appointed to his current term on August 6, 2003 to fill a vacancy on the Board of Directors. If for any reason any nominee shall not become a candidate for election at the Annual Meeting, an event not now anticipated, the proxies will be voted for the ten nominees including such substitutes as shall be designated by the Board of Directors. The proxies solicited hereby will in no event be voted for more than ten persons.

Nominees for Election of Directors

J. FRANK HARRISON, III, age 49, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served as Vice Chairman of the Board of Directors from November 1987 through his election as Chairman in December 1996 and was appointed as the Company’s Chief Executive Officer in May 1994. He was first employed by the Company in 1977 and has served as a Division Sales Manager and as a Vice President. Mr. Harrison, III is a director of Wachovia Bank & Trust, N.A., Southern Region Board. He is Chairman of the Executive Committee and Chairman of the Finance Committee.

H. W. MCKAY BELK, age 47, was appointed President and Chief Merchandising Officer of Belk, Inc., an operator of retail department stores, in March 2004. Prior to this appointment, Mr. Belk had served as President, Merchandising and Marketing of Belk, Inc. since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Store Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Store Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc. He has been a director of the Company since May 1994 and is Chairman of the Audit Committee and a member of the Executive Committee and Compensation Committee.

SHARON A. DECKER, age 47, has been President of The Tanner Companies, a direct seller of women’s apparel, since April 2003. From August 1999 to April 2003, she was President of Doncaster, a division of the Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy

Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also serves as a director of Family Dollar Stores, Inc., a discount retailer. Ms. Decker has been a director of the Company since May 2001. Ms. Decker is a member of the Audit Committee and the Retirement Benefits Committee.

WILLIAM B. ELMORE, age 48, is President and Chief Operating Officer of the Company, positions he has held since January 2001. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and Tennessee Divisions from August 1991 to May 1996. Mr. Elmore has been a director of the Company since January 2001. He is Chairman of the Retirement Benefits Committee and a member of the Executive Committee.

JAMES E. HARRIS, age 41, has been Executive Vice President and Chief Financial Officer of MedCath Corporation, a healthcare company, since December 1999. From March 1998 to December 1999, Mr. Harris was Chief Financial Officer for Fresh Foods, Inc., a manufacturer of food products. From 1987 to 1998, Mr. Harris served in several different officer positions with The Shelton Companies, a private investment company. Prior to joining The Shelton Companies, Mr. Harris spent two years with Ernst & Young as a senior accountant. Mr. Harris has been a director of the Company since August 2003. Mr. Harris is a member of the Audit Committee and the Finance Committee.

DEBORAH S. HARRISON, age 43, has been an affiliate broker with Fletcher Bright Company, a real estate brokerage firm located in Chattanooga, Tennessee, since February 1997. Ms. Harrison has also served as a Trustee of the Girls’ Preparatory School in Chattanooga, Tennessee since 1997. Ms. Harrison has been a director of the Company since May 2003 and is a member of the Finance Committee.

NED R. McWHERTER, age 73, is a former director of Volunteer Distributing Company, a beverage distributor, Eagle Distributors, Inc., a snack food distributor, and Piedmont Natural Gas Company, Inc., an energy and services company. Mr. McWherter served as a Governor of the United States Postal Service from 1995 to 2003. Mr. McWherter also served as Governor of the State of Tennessee from January 1987 to January 1995. He has been a director of the Company since 1995 and is a member of the Compensation Committee.

JOHN W. MURREY, III, age 61, has been a Visiting Assistant Professor at Appalachian School of Law in Grundy, Virginia since August 2003. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee through December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer, and U.S. XPress Enterprises, Inc., a trucking company. He has been a director of the Company since March 1993 and is a member of the Retirement Benefits Committee.

CARL WARE, age 60, retired from The Coca-Cola Company in February 2003. Mr. Ware served as Executive Vice President, Public Affairs and Administration for The Coca-Cola Company from January 2000 to February 2003. He served as President of the Africa Group of The Coca-Cola Company from January 1993 to January 2000. Mr. Ware has been a director of the Company since February 2000. Mr. Ware is a director of The Georgia Power Company, a public utility, ChevronTexaco Corp., a petroleum products company, and National Life of Vermont Financial Corporation, an insurance company. Mr. Ware is a member of the Finance Committee.

DENNIS A. WICKER, age 51, has been a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC since 2001. He served as Lt. Governor of North Carolina from 1993 to 2001. Mr. Wicker served as Chairman of North Carolina Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker also serves as a director of First Bancorp. Mr. Wicker has been a director of the Company since May 2001. Mr. Wicker is Chairman of the Compensation Committee and a member of the Executive Committee and Audit Committee.

J. Frank Harrison, III and Deborah S. Harrison are brother and sister. In accordance with the operating agreement of J. Frank Harrison Family, LLC and certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr., J. Frank Harrison, III intends to vote the shares of the Company’s stock owned or controlled by such entities for the election of Ms. Harrison to the Company’s Board of Directors.

Beneficial Ownership of Management

The following table presents information as of March 15, 2004 regarding the beneficial ownership of the Common Stock and Class B Common Stock of the Company by its directors, by the nominees for director, by the Named Executive Officers in the Summary Compensation Table and by all directors, nominees for director and executive officers as a group. Information concerning beneficial ownership of the Common Stock and Class B Common Stock by Mr. Harrison, III is presented above under the caption “Principal Stockholders” and is not included in the following table.

Name	Class(1)	Amount and Nature of Beneficial Ownership		Percentage Of Class
H.W. McKay Belk	Common Stock	520	(2)	*
Sharon A. Decker	Common Stock	0		—
William B. Elmore	Common Stock	1,000	(3)	*
James E. Harris	Common Stock	0		—
Deborah S. Harrison	Common Stock	0	(4)	—
C. Ray Mayhall, Jr.	Common Stock	0		—
Ned R. McWherter	Common Stock	1,000		*
John W. Murrey, III	Common Stock	1,000		*
Robert D. Pettus, Jr.	Common Stock	0		—
David V. Singer	Common Stock	1,000	(3)	*
Carl Ware	Common Stock	0		—
Dennis A. Wicker	Common Stock	0		—
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison, III) (21 persons)	Common Stock	4,827		*

*	Less than 1% of the outstanding shares of such class.

(1)	None of such persons other than Ms. Harrison beneficially owns any shares of Class B Common Stock.

(2)	Includes 300 shares held by Mr. Belk as custodian for certain of his children.

(3)	Held jointly with his wife.

(4)	Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership – DH1 and 78,595 shares of Class B Common Stock held by a trust for the benefit of Ms. Harrison. Ms. Harrison has no voting or investment power with respect to such shares.

The Board of Directors and its Committees

The Board of Directors held four meetings during 2003. All directors attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served during 2003, except for Carl Ware. The full Board of Directors has determined that the following directors are “independent directors,” within the meaning of the applicable rules of the National Association of Securities Dealers, Inc. (the “NASD”): H.W. McKay Belk, Sharon A. Decker, James E. Harris, Ned R. McWherter, John W. Murrey, III and Dennis A. Wicker.

The Board of Directors has an Audit Committee whose current members are Messrs. Belk (Chairman), Harris and Wicker and Ms. Decker. The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of the Company’s accounting and financial reporting processes, internal controls and audit functions. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board of Directors has determined that Mr. Harris is an “audit committee financial expert,” within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”) and that all of the members of the Audit Committee are “independent,” within the meaning of the applicable rules of the NASD. The Audit Committee met eight times in 2003. The formal report of the Audit Committee with respect to 2003 is set forth under the caption “Report of the Audit Committee” below.

The Board of Directors has a Compensation Committee whose current members are Messrs. Wicker (Chairman), Belk, and McWherter. The Compensation Committee administers the Company’s compensation plans, reviews and establishes the compensation of the Company’s officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met two times in 2003. The formal report of the Compensation Committee with respect to 2003 is set forth below under “Report of the Compensation Committee on Annual Compensation of Executive Officers.”

The Board of Directors does not have a standing Nominating Committee comprised solely of independent directors. The Board of Directors is not required to have such a committee because the Company qualifies as a “controlled company,” within the meaning of Rule 4350(c)(5) of the NASD. The Company currently qualifies as a controlled company because more than 50% of the Company’s voting power is controlled by the Company’s Chairman and Chief Executive Officer, Mr. Harrison, III (the “Controlling Stockholder”). Rule 4350(c)(5) was adopted by the NASD in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company by virtue of his or her ownership rights.

The Board of Directors has delegated to the Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board of Directors, subject to the final approval of the Controlling Stockholder who is also a member of the Executive

Committee. The current members of the Executive Committee are Messrs. Harrison, III (Chairman), Belk, Elmore and Wicker. Messrs. Belk and Wicker are independent directors, within the meaning of the applicable rules of the NASD. Messrs. Harrison, III and Elmore do not qualify as independent directors. The Executive Committee met one time in 2003.

The Executive Committee does not function pursuant to a formal written charter. However, taking into consideration the fact that the Company is a controlled company and that all director candidates must be acceptable to the Controlling Stockholder, the Board of Directors has approved the following nomination and appointment process for the purpose of providing the Company’s constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates recommended by stockholders to stand for election at the next Annual Meeting, so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.”

In evaluating director candidates, the Executive Committee will not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Executive Committee will consider the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•	whether the candidate is of the highest ethical character and shares the values of the Company;

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company;

•	whether the candidate possesses expertise or experience that will benefit the Company and that is desirable given the current make-up of the Board of Directors;

•	whether the candidate is “independent” as defined by the applicable rules of the NASD and other applicable laws, rules or regulations regarding independence;

•	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable rules of the NASD and other applicable laws, rules or regulations;

•	whether the candidate is eligible by reason of any legal or contractual requirements affecting the Company or its stockholders;

•	whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•	if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. In all cases, however, the Executive Committee will not recommend any potential director candidate if such candidate is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o the Company’s Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director’s qualifications. The Executive Committee may require such further information and obtain such further assurances concerning the director candidate as it deems reasonably necessary to the consideration of the candidate. Recommendations by stockholders for director candidates to be considered for the 2005 Annual Meeting of Stockholders must be submitted by November 25, 2004. The submission of a recommendation by a stockholder in compliance with these procedures does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement; however, the Executive Committee will consider any such candidate in accordance with the procedures described above under the caption “The Board of Directors and its Committees.”

Stockholder Communications with the Board of Directors

The Company’s Annual Meeting provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with directors on matters relevant to the Company. Absent extenuating circumstances, each of the Company’s directors is required to attend in person the Annual Meeting. All of the members of the Board of Directors attended the 2003 Annual Meeting. In addition, stockholders may, at any time, communicate with any of the Company’s directors by sending a written communication to such director c/o the Company’s Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees;
•	relate to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	are advertisements or other commercial solicitations;
•	are frivolous or offensive; or
•	are otherwise not appropriate for delivery to directors.

Director Compensation

The independent directors of the Company and the designee of The Coca-Cola Company (as described below under the caption “Transactions with The Coca-Cola Company—Stock Rights and Restrictions Agreement”) are paid $25,000 as an annual retainer, $1,200 for each meeting of the Board of Directors attended and $1,000 for each Committee meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receive an additional retainer of $5,000 per year.

Under the Company’s Director Deferral Plan, directors of the Company who are not also employees of the Company may defer payment of their annual retainer and meeting fees until they no longer serve on the Board of Directors. Fees deferred are deemed to be invested in certain investment vehicles selected by the directors. Upon resignation or retirement, a participating director will be entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment vehicle. If a director’s service terminates prior to age 65, amounts accrued under his or her account are paid out in a single cash payment. If a director’s service terminates at or after age 65, amounts accrued under his or her account are paid out, at the election of the director, either in a single cash payment or in ten equal annual installments (with an imputed 8% return on the deferred installments).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and certain persons who beneficially own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Executive officers, directors and such greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 2003, all filing requirements applicable to its executive officers, directors and such greater than 10% stockholders were complied with on a timely basis, except that Mr. Harrison, III filed a late Form 4 reporting a single transaction and Ms. Harrison filed a late Form 4 reporting a single transaction.

EXECUTIVE COMPENSATION

The table below shows certain compensation information for the three fiscal years ended December 28, 2003, December 29, 2002 and December 30, 2001 concerning the Company’s Chief Executive Officer and its four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

Summary Compensation Table

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Long-Term Compensation Payouts	All Other Compensation(2)
J. Frank Harrison, III Chairman of the Board of Directors and Chief Executive Officer	2003 2002 2001	$690,301 660,829 634,927	$647,756 762,397 680,803	$375,114(3) 247,718(3) 196,988(3)	$1,845,292(4) 2,330,360(4) 1,427,350(4)	$274,856 258,264 261,370

William B. Elmore President and Chief Operating Officer	2003 2002 2001	557,375 484,167 406,667	526,873 422,625 336,420	17,208 183,400(3) —	— — —	35,560 42,378 40,607

Robert D. Pettus, Jr Executive Vice President and Assistant to the Chairman	2003 2002 2001	395,833 345,833 298,409	224,400 241,500 201,853	43,881 — —	— — —	51,801 79,084 78,220

David V. Singer Executive Vice President and Chief Financial Officer	2003 2002 2001	411,502 393,933 375,800	231,684 272,688 243,504	36,385 — —	— — —	49,095 81,278 80,844

C. Ray Mayhall, Jr. Senior Vice President, Sales	2003 2002 2001	265,389 254,059 233,219	124,516 153,881 118,972	14,742 — —	— — —	35,516 42,583 39,206

(1)	Excludes perquisites and other personal benefits that, in the aggregate, do not exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus for any year.

(2)	The amounts shown in this column for fiscal year 2003 consist of (a) Company contributions to the Company Savings Plan for Messrs. Harrison, Elmore, Pettus, Singer and Mayhall of $6,000 each; (b) Company contributions to the Supplemental Savings Incentive Plan (Mr. Harrison—$27,737, Mr. Elmore—$23,141, Mr. Pettus—$33,689, Mr. Singer—$19,732 and Mr. Mayhall—$25,425); (c) term life insurance premiums paid by the Company (Mr. Harrison—$222,704, Mr. Elmore—$5,030, Mr. Pettus—$6,995, Mr. Singer—$3,983 and Mr. Mayhall—$2,091); (d) the value of life insurance coverage under terminated split-dollar life insurance policies (Mr. Harrison—$17,606, Mr. Elmore—$580, Mr. Pettus—$2,795, Mr. Singer—$1,529 and Mr. Mayhall—$885); (e) excess group life insurance premiums paid by the Company (Mr. Harrison—$810, Mr. Elmore—$808, Mr. Pettus—$2,322, Mr. Singer—$651 and Mr. Mayhall—$1,115); and (f) payment of $17,200 in directors fees to Mr. Singer by South Atlantic Canners, a cooperative in which the Company is a member.

(3)	With respect to Mr. Harrison, III, includes (a) $168,597, $192,265 and $148,326 attributable to the use of corporate transportation and associated income tax reimbursements for fiscal years 2003, 2002 and 2001, respectively, and (b) $167,064 for income tax reimbursements associated with life insurance premiums paid by the Company for fiscal year 2003. With respect to Mr. Elmore, includes $154,870 for a country club initiation fee and an associated income tax reimbursement.

(4)	During 1999, Mr. Harrison, III received a restricted stock award of 200,000 shares of the Company’s Class B Common Stock that vests in equal installments over a 10-year period subject to the achievement of certain performance goals by the Company. Because performance goals were exceeded for fiscal years 2003, 2002 and 2001, 20,000 shares vested with respect to each of those years. See “Report of the Compensation Committee on Annual Compensation of Executive Officers.” The amounts with respect to fiscal years 2003, 2002 and 2001 are based on the value of the Company’s Common Stock on the last day of each such fiscal year, and includes an income tax reimbursement in each such fiscal year of $1,054,400, $1,076,160 and $659,150, respectively.

Retirement Plan

The Company maintains a tax-qualified retirement plan for the majority of its non-union employees including the Named Executive Officers (the “Retirement Plan”) providing for payments computed on an actuarial basis. The following table sets forth the estimated annual benefits payable under the Retirement Plan in a single life annuity upon retirement at age 65 to persons born in 1953 at the compensation and years of service classifications set forth below.

Annual Benefit Under Retirement Plan

Five-Year Average Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	$23,450	$31,266	$39,083	$46,900	$46,900
150,000	29,450	39,266	49,083	58,900	58,900
175,000	35,450	47,266	59,083	70,900	70,900
200,000	41,450	55,266	69,083	82,900	82,900

Compensation for purposes of determining a participant’s “five-year average compensation” generally includes the salaries and bonuses shown in the Summary Compensation Table. However, because the Retirement Plan is a tax-qualified pension plan, the maximum amount of five-year average compensation under the terms of the Retirement Plan is $200,000. As of December 28, 2003, each of the Named Executive Officers has a five-year average compensation of $200,000 for purposes of the Retirement Plan and the Named Executive Officers have the following years of service for purposes of the Retirement Plan: Mr. Harrison III, 27 years; Mr. Elmore, 19 years; Mr. Mayhall, 15 years; Mr. Pettus, 19 years; and Mr. Singer, 18 years.

Officer Retention Plan

Under the Company’s Officer Retention Plan (the “Retention Plan”), eligible participants (including Named Executive Officers) normally receive a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment or after a Change in Control (as defined below). The retirement benefits under the Retention Plan increase with each year of participation as set forth in an agreement between the participant and the Company. Benefits under the Retention Plan are reduced by 50% for participants who terminate employment due to severance that is before age 60 (age 55 for Mr. Singer) and not due to death or disability. The Retention Plan also provides for a lump sum death benefit. If a participant dies before annuity payments have begun, this death benefit equals the retirement benefit accrued as of the date of death, reduced by 50% if before death the participant’s employment had terminated by severance rather than retirement. If a participant dies after annuity payments have begun, the present value of the remaining monthly installments (assuming an 8% per annum discount rate) is paid to the participant’s beneficiary in a lump sum.

Upon a Change in Control (as defined below), any participant actively employed on the Change in Control date is eligible for a Change in Control benefit in lieu of any other benefits to which he may have been entitled under the Retention Plan. The Change in Control benefit is equal to the retirement benefit the participant would have received had he continued to work through normal retirement age 60.

For purposes of the Retention Plan and Supplemental Savings Plan (as described below), a Change in Control generally occurs in the following circumstances:

(a)	when a person or group other than the Harrison family acquires shares of the Company’s capital stock having the voting power to designate a majority of the Company’s Board of Directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of the Company’s capital stock having power to cast (i) more than 20% of the votes regarding the election of the Board of Directors and (ii) a greater percentage of the votes regarding the election of the Board of Directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of the assets of the Company and its subsidiaries outside the ordinary course of business other than to a person or group controlled by the Company or the Harrison family; or

(d)	upon the merger or consolidation of the Company with another entity where the Company is not the surviving entity.

The estimated annual benefits payable upon retirement at age 60 for each of the Named Executive Officers are currently: Mr. Harrison, III, $1,416,638; Mr. Elmore, $786,366; Mr. Mayhall, $196,591; Mr. Pettus, $410,013; and Mr. Singer, $732,231.

Supplemental Savings Incentive Plan

Pursuant to the Company’s Supplemental Savings Incentive Plan (“Supplemental Savings Plan”), eligible participants may elect to defer a portion of their annual salary and bonus. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company also may make discretionary contributions to participants’ accounts. These discretionary contributions are intended to offset the reductions in maximum benefits payable under the Retirement Plan or other qualified plans sponsored by the Company. Participants are immediately vested in all contributions they make and become fully vested in Company contributions upon termination of employment due to death, disability or retirement at or after age 55, five years of service (vesting in 20% annual increments) or (for certain participants) a Change in Control (as defined above). Participant deferrals and contributions are deemed invested in either a fixed benefit option or certain investment funds specified by the Company. Balances in the fixed benefit option accrue up to a 13% return (depending upon the participant’s age, years of service and other factors).

During 2003, Company contributions for the Named Executive Officers under the Supplemental Savings Plan were: Mr. Harrison, III, $27,737; Mr. Elmore, $23,141; Mr. Mayhall, $25,425; Mr. Pettus, $33,689; and Mr. Singer, $19,732. No Named Executive Officer received a distribution under the Supplemental Savings Plan in 2003.

Employment Arrangements

On June 1, 2000, the Company entered into a consulting agreement with Reid M. Henson, who previously served as an officer of the Company and Vice Chairman of the Company’s Board of Directors. Mr. Henson has agreed to assist the Company with major projects and provide the Company with general oversight and guidance. Mr. Henson receives a fee of $350,000 per year for his consulting services under this agreement. The agreement does not modify the retiree benefits to which Mr. Henson is otherwise entitled. The agreement extends through May 31, 2005, but is subject to termination by Mr. Henson or upon Mr. Henson’s death, disability or failure to perform his duties under the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

H.W. McKay Belk, Ned R. McWherter and Dennis A. Wicker serve on the Compensation Committee. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries. During 2003, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.

REPORT OF THE COMPENSATION COMMITTEE

ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

The Board’s Compensation Committee, currently composed of Messrs. H.W. McKay Belk, Ned R. McWherter and Dennis A. Wicker, administers the Company’s compensation plans, reviews executive compensation and makes recommendations to the Board concerning such compensation and related matters. This report relates to the Company’s compensation policy for its executive officers, including the Named Executive Officers, for fiscal year 2003.

The Company’s executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long-term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company’s executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual’s performance. Accordingly, a significant portion of any executive’s compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives, which are set based on industry conditions and industry-wide and Company performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

Base salaries, including the base salary of J. Frank Harrison, III, the Company’s Chairman and Chief Executive Officer, were adjusted from the prior year. The Committee periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For fiscal year 2003, the Committee primarily relied upon a study published by Watson Wyatt Data Services that surveyed 1,990 for-profit companies, including many “Fortune 500” companies but excluding financial services companies. The survey provided compensation information by separate categories of employers. Employer categorization factors included those defined by industry, size and geographic location. The Company strives to maintain executive base salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Watson Wyatt survey, the Compensation Committee believes that the overall compensation of the Company’s executive officers generally places them above the median compensation of similarly situated executives in all industries covered by the survey. The Committee believes that Mr. Harrison, III’s overall compensation also places him above the median compensation of similarly situated executives.

Other factors considered by the Committee in its periodic review of executive salary levels include (i) the Company’s total operating budget for each fiscal year, (ii) the impact of annual changes in the consumer price index and (iii) a comparison of the Company’s executive compensation programs to available information concerning those of other comparable public companies. Due to wide disparities in levels of executive compensation revealed in the published information regarding the companies included in the Company’s peer group index, the Compensation Committee did not believe that such information provided a meaningful basis for evaluating the overall compensation of the Company’s executive officers for fiscal year 2003, and therefore relied principally upon the information contained in the Watson Wyatt survey for purposes of such evaluation.

The Company’s Annual Bonus Plan is administered by the Compensation Committee, which annually selects participants who hold key positions with the Company or its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant’s base salary by three factors: (i) the participant’s approved bonus percentage factor; (ii) the participant’s indexed performance factor; and (iii) the Company’s overall goal achievement factor. The participant’s approved bonus percentage factor is based on the relative responsibility and contribution to the Company’s performance attributed to the participant’s position with the Company, while the participant’s indexed performance factor is determined by such individual’s actual performance during the fiscal year (except that, for purposes of Section 162(m) of the Internal Revenue Code, the indexed performance factor for the Named Executive Officers is set at the beginning of the fiscal year). The overall goal achievement factor is determined by the Company’s performance in relation to pre-set Company performance goals, as discussed below.

Annual goals for selected Company performance indicators under the Annual Bonus Plan are set either in the fourth quarter preceding a fiscal year or the first quarter of a fiscal year. These goals are approved by the Compensation Committee and ratified by the Board of Directors. The selected performance indicators for fiscal year 2003 under the Annual Bonus Plan were operating cash flow, free cash flow, net income, unit volume, a value measure and market share. The Compensation Committee assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating industry conditions, available information on the performance of other companies in the soft drink bottling industry, the Company’s prior year performance and the Company’s specific needs for the current year. For fiscal year 2003, the following weights were assigned to the performance indicators: operating cash flow — 30%; free cash flow — 40%; net income — 10%; unit volume — 5%; value measure — 10%; and market share — 5%. The performance indicators, as weighted, make up the Company’s overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement of between 89% and 110% of each particular performance indicator. Target goals were met or exceeded for three of the performance indicators. For two other performance indicators, actual performance exceeded the pay-out threshold of 89% but was below the 100% target.

Although the Company’s Annual Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease or eliminate awards under the Company’s Annual Bonus Plan. The Compensation Committee did not elect to so decrease or eliminate bonus awards with respect to fiscal year 2003. The amount of annual bonus awards under the Annual Bonus Plan for each of the Named Executive Officers for the fiscal years 2001, 2002 and 2003 is included in the Summary Compensation Table under the heading “Bonuses.”

During 1999, Mr. Harrison, III received a restricted stock award of 200,000 shares of the Company’s Class B Common Stock that vests in equal installments over a 10 year period subject to the achievement of at least 80% of the Company’s overall goal achievement factor for the selected performance indicators used in determining bonuses under the Company’s Annual Bonus Plan. The award also includes cash payments by the Company to Mr. Harrison, III for the reimbursement of income taxes related to the vesting of restricted stock. This restricted stock award is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The primary purpose of the award is to make a significant portion of Mr. Harrison, III’s compensation dependent on the Company achieving its performance goals. The award was approved by the Company’s stockholders at the annual meeting held on May 12, 1999. Pursuant to the terms of the award, 20,000 shares vested, effective January 1, 2004, based on the determination of the Compensation Committee that at least 80% of the Company’s overall goal achievement factor had been obtained for fiscal year 2003.

The Company’s total annual compensation package for its executives also includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan; (ii) to participate in the Company’s Retirement Plan; (iii) to elect to defer a portion of base compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan; and (iv) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. Certain key executives of the Company, including Mr. Harrison, also previously participated in split-dollar life insurance arrangements offered by the Company. However, during 2003, in response to certain legislative changes adversely affecting split-dollar arrangements, the Company replaced its split-dollar arrangements with Company-provided life insurance coverage and, for executive officers other than Mr. Harrison, deferred compensation arrangements intended by the Company to provide comparable benefits to participants while minimizing cost increases to the Company. The Company’s total annual compensation package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

The Company believes that all compensation paid or payable to its executive officers covered under Section 162(m) of the Internal Revenue Code will qualify for deductibility under such Section. The Company’s compensation policies apply equally to all of its executive officers, including the Chief Executive Officer.

Submitted by the Compensation Committee of the Board of Directors.

H. W. MCKAY BELK

NED R. MCWHERTER

Dennis A. Wicker

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee, currently composed of Messrs. H.W. McKay Belk, James E. Harris, and Dennis A. Wicker and Ms. Sharon A. Decker, is to act on behalf of the Board of Directors in its oversight of all material aspects of the Company’s accounting and financial reporting processes, internal controls and audit functions.

The Company’s management has primary responsibility for the Company’s financial statements and reporting processes, including the Company’s internal controls and disclosure controls and procedures. The Company’s independent auditor, PricewaterhouseCoopers, LLP, is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2003. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 28, 2003 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission (the “SEC”), or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates such information by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Submitted by the Audit Committee of the Board of Directors.

H. W. MCKAY BELK

SHARON A. DECKER

JAMES E. HARRIS

DENNIS A. WICKER

COMMON STOCK PERFORMANCE GRAPH

Presented below is a line graph comparing the yearly percentage change in the cumulative total return on the Company’s Common Stock to the cumulative total return of the Standard & Poor’s 500 Index and two different peer group indices, the “Old Custom Composite Index” and the “New Custom Composite Index,” for the period commencing December 31, 1998 and ending December 31, 2003. The Old Custom Composite Index is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc (ADS); Coca-Cola Enterprises Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; The Quaker Oats Company (through June 2001); Triarc Companies, Inc.; PepsiAmericas (formerly known as Whitman Corporation); and The Seagram Company Ltd. (through September 2000). The New Custom Composite Index is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc (ADS); Coca-Cola Enterprises Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; Pepsi Bottling Group, Inc. (starting June 1999) and PepsiAmericas. The Company has elected to change its peer group because it believes the companies reflected in the New Composite Index are more reflective of the Company’s business and therefore provide a more meaningful comparison of stock performance.

The graph assumes that $100 was invested in the Company’s Common Stock, the Standard & Poor’s 500 Index, the Old Custom Composite Index and the New Custom Composite Index on December 31, 1998 and that all dividends were reinvested on a quarterly basis. Returns for the companies included in the composite indices have been weighted on the basis of the total market capitalization for each company.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 28, 2003, concerning the Company’s one outstanding equity compensation arrangement.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	100,000	(1)	0
Equity compensation plans not approved by security holders	—	—	—

Total	100,000	(1)	0

(1)	Relates to an award of 200,000 shares of restricted Class B Common Stock to J. Frank Harrison, III that was approved by the Company’s stockholders on May 12, 1999. Pursuant to the award, 20,000 shares of the Company’s Class B Common Stock either vest or fail to vest each year for fiscal year 1999 through fiscal year 2008 based on the Company’s achievement of certain performance goals. A total of 80,000 shares vested and 20,000 shares failed to vest with respect to fiscal year 1999 through fiscal year 2003. The 100,000 remaining shares of Class B Common Stock are subject to vesting based on the Company’s performance during fiscal year 2004 through fiscal year 2008. As a restricted stock award, no amounts are payable by Mr. Harrison, III upon the vesting of such shares.

CERTAIN TRANSACTIONS

Transactions with The Coca-Cola Company

Concentrates and Syrups; Marketing Programs.    The Company’s business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases a substantial majority of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. The prices of these concentrates and syrups are generally set by The Coca-Cola Company from time to time in its discretion. The following table summarizes the significant transactions between the Company and The Coca-Cola Company during 2003:

Transactions	Amount (in millions)
Payments by the Company for concentrate, syrup, sweetener and other miscellaneous purchases	$284.3
Payments by the Company for local media	.2
Payments by the Company for customer marketing programs	50.5
Payments by the Company for cold drink equipment parts	4.4
Marketing funding support payments to the Company	53.4
Fountain delivery and equipment repair fees paid to the Company	7.2
Local media and presence marketing support provided by The Coca-Cola Company on the Company’s behalf	13.0

Piedmont Coca-Cola Bottling Partnership.    On July 2, 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Initially, the Company and The Coca-Cola Company each beneficially owned a 50% interest in the Partnership. On January 2, 2002, The Coca-Cola Company sold a 4.651% beneficial interest in the Partnership to the Company for $10 million, increasing the Company’s beneficial interest in the Partnership to 54.651%. On March 28, 2003, the Company purchased an additional interest of 22.675% in the Partnership for $53.5 million. As a result of this additional purchase, the Company now beneficially owns a 77.326% interest in the Partnership and The Coca-Cola Company beneficially owns a 22.674% interest in the Partnership. The prices for the interests in the Partnership purchased by the Company were the result of arms-length negotiations between the Company and The Coca-Cola Company. The initial term of the Partnership is through 2018, subject to early termination as a result of certain events. Each partner’s interest is subject to certain limitations on transfer, rights of first refusal and other purchase rights upon the occurrence of specified events.

The Company manufactures and packages products and manages the Partnership pursuant to a management agreement. In connection with the management agreement, the Company receives a fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the management agreement is through 2018, subject to early termination in the event of certain change in control events, a termination of the Partnership or a material default by either party. During 2003, the Company received management fees of $17.6 million from the Partnership. The Company sells product at cost to the Partnership. These sales amounted to $67.6 million in 2003. The Company subleases various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $8.4 million in 2003. The Partnership also subleases various fleet and vending equipment to the Company at cost. These sublease rentals amounted to $.2 million during fiscal year 2003.

During 2002, the Partnership refinanced a $195 million term loan using the proceeds from a loan from the Company. The Company’s source of funds for this loan to the Partnership included the issuance of $150 million of senior notes, its lines of credit, its revolving credit facility and available cash flow. The Partnership pays the Company interest on the loan at the Company’s average cost of funds plus 0.50%. All principal and interest outstanding under the loan will become due and payable on December 31, 2005. The Company plans to provide for the Partnership’s future financing requirements under these terms.

Stock Rights and Restrictions Agreement.    Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989 (the “Rights and Restrictions Agreement”) between the Company and The Coca-Cola Company, The Coca-Cola Company agreed (a) not to acquire additional shares of Common Stock or Class B Common Stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of Class B Common Stock without first converting them into Common Stock except in certain circumstances. The Coca-Cola Company granted the Company a right of first refusal with respect to any proposed disposition of any shares owned by it, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. The Coca-Cola Company further agreed that if its equity ownership reaches 30.67% or more of the Company’s outstanding common stock of all classes, or its voting interest reaches 23.59% or more of the votes of all outstanding shares of all classes, then it will (i) negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes and (ii) convert the number of shares of Class B Common Stock necessary to maintain its ownership of Class B Common Stock to between 20% and 21% of the outstanding shares of Class B Common Stock and to maintain its voting interest at between 22.59% and 23.59% of the votes of all outstanding shares of all classes.

Additionally, if the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company that results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right to exchange shares of Common Stock for shares of Class B Common Stock in order to maintain its ownership of at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of the Company. Under the Rights and Restrictions Agreement, The Coca-Cola Company also has a preemptive right to purchase a percentage of any newly issued shares of any class in order for it to maintain ownership of both 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. Each of the percentages referenced in this paragraph and the preceding paragraph are subject to downward adjustment if The Coca-Cola Company voluntarily disposes of shares of Common Stock or Class B Common Stock or if the Company exercises its right of redemption referred to below.

Pursuant to the Rights and Restrictions Agreement, The Coca-Cola Company has also granted the Company the right, from January 27, 1995 through January 27, 2019, to call for redemption in full or in part that number of shares that would reduce The Coca-Cola Company’s ownership of the equity of the Company to 20% at a price (which will not be less than $42.50 per share except with respect to shares acquired pursuant to the rights described in the preceding two paragraphs) and on such terms as set forth in the Rights and Restrictions Agreement. The option will expire prior to the end of its stated term if Mr. Harrison, III ceases to exercise voting control with respect to the Company.

The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company’s Board of Directors and to have such person nominated at each subsequent election of the Company’s directors, subject to certain conditions. Carl Ware’s appointment as a director of the Company was made in accordance with the terms of this agreement. Mr. Ware was Executive Vice President, Public Affairs and Administration of The Coca-Cola Company until his retirement in February 2003.

Voting Agreement and Irrevocable Proxy.    The Coca-Cola Company, Mr. Harrison, III and Mr. Henson, in his capacity as co-trustee of certain trusts, are also parties to a Voting Agreement dated January 27, 1989 (the “Voting Agreement”). Pursuant to the Voting Agreement, Messrs. Harrison, III and Henson (as co-trustee) agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election as a director to the Company’s Board of Directors. Additionally, The Coca-Cola Company granted an irrevocable proxy (the “Irrevocable Proxy”) with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company to Mr. Harrison, III for life. The Irrevocable Proxy covers all matters on which holders of Class B Common Stock or Common Stock are entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions.

Pursuant to the terms of the Voting Agreement, Mr. Harrison, III was granted the option (assignable to the Company) to purchase the shares of Class B Common Stock held by The

Coca-Cola Company for $38.50 per share plus an amount sufficient to give The Coca-Cola Company a 25% compounded annual rate of return from May 7, 1987 after taking into account dividends and other distributions previously received thereon. This option may be exercised if the disproportionate voting rights of the Class B Common Stock are terminated for certain reasons.

The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties or at such time as The Coca-Cola Company no longer beneficially owns any shares of the Company’s Common Stock. The Irrevocable Proxy also terminates at such time as either (a) Mr. Harrison, III or certain entities controlled by him do not beneficially own the 712,796 shares of Class B Common Stock that are currently part of the holdings of the Harrison Family Limited Partnerships or (b) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not beneficially own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement.

Other Transactions

The Company has a production arrangement with Coca-Cola Enterprises Inc. to buy and sell finished products at cost. Sales to Coca-Cola Enterprises Inc. under this agreement were $24.5 million in fiscal year 2003. Purchases from Coca-Cola Enterprises Inc. under this agreement were $20.9 million in fiscal year 2003.

Along with all other Coca-Cola bottlers in the United States, the Company has become a member in Coca-Coca Bottlers’ Sales & Services Company LLC, a Delaware limited liability company (the “Sales and Services Company”), which was formed in 2003 for the purposes of facilitating various procurement functions and distributing certain specified beverage products of The Coca-Cola Company and with the intention of enhancing the efficiency and competitiveness of the Coca-Cola bottling system in the United States. Coca-Cola Enterprises Inc. is a member in the Sales and Services Company. The Company paid $.2 million in 2003 to the Sales and Services Company for the Company’s share of the Sales and Services Company’s administrative costs.

The Company leases its Snyder Production Center and certain adjacent property from Harrison Limited Partnership One (“HLP”) pursuant to a lease that expires in December 2010. HLP’s sole general partner is a corporation of which Mr. Harrison, Jr.’s estate is the sole stockholder. HLP’s sole limited partner is a trust of which Mr. Harrison, III and Mr. Henson are co-trustees and descendants of J. Frank Harrison, Jr. are beneficiaries. Total payments under this lease were $2.7 million in 2003.

The Company leases its corporate headquarters and an adjacent office building from Beacon Investment Corporation, of which Mr. Harrison, III is the sole stockholder. Total payments under this lease were $2.8 million in 2003.

INDEPENDENT ACCOUNTANTS

General

PricewaterhouseCoopers LLP, independent public accountants, audited the financial statements of the Company for fiscal year 2003 and for each fiscal year since 1968. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. Consistent with past practice, the selection of independent accountants will be deferred until after the Annual Meeting. The Audit Committee of the Board of Directors will then consider and engage independent public accountants to audit the Company’s financial statements for the current fiscal year.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 28, 2003 and December 29, 2002 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2003	FY 2002
Audit Fees (1)	$384,733	$442,653
Audit-Related Fees (2)	130,499	29,361
Tax Fees (3)	81,200	69,511
All Other Fees (4)	3,000	4,150

	$599,432	$545,675

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements. In addition, this category includes fees billed to Piedmont Coca-Cola Bottling Partnership, in which the Company beneficially owns a 77.326% interest, of $68,967 and $79,000 for professional services rendered for the audit of its financial statements for the fiscal years 2003 and 2002, respectively.

(2)	Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For fiscal year 2003, these fees were billed for audits of the Company’s employee benefit plans, other agreed-upon procedures, consulting services relating to Section 404 of the Sarbanes-Oxley Act of 2002, and review and evaluation of internal controls in the Company’s new Enterprise Resource Planning system. For fiscal year 2002, these fees included fees billed for employee benefit plan audits and other agreed-upon procedures.

(3)

Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. For fiscal year 2003, these fees included fees paid for federal and state tax review and consulting services, tax audit services and other tax consulting services. For fiscal year

2002, these fees were paid for federal tax review and consulting services, tax audit services and other tax consulting services.

(4)	All Other Fees consist of aggregate fees billed for products and services other than the services reported above. For fiscal years 2003 and 2002, this category included fees billed for financial planning services provided to certain officers of the Company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when necessary due to timing considerations. Any services approved by the Chairperson must be reported to the full Audit Committee at its next scheduled meeting. The independent public accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants in accordance with the pre-approval policies, and the fees for the services performed to date. None of the fees paid by the Company to the independent public accountants under the categories Audit-Related, Tax and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established under the regulations of the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to the stockholders of the Company at the 2005 Annual Meeting, such proposal must be received by the Company at its principal executive offices for inclusion in the proxy statement and form of proxy relating to such meeting on or before November 27, 2004. In addition, if the Company receives notice of stockholder proposals after February 10, 2005, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

ADDITIONAL INFORMATION

The entire cost of soliciting proxies will be borne by the Company. In addition to this proxy statement, proxies may be solicited by the Company’s directors, officers and other employees by personal contact, telephone, facsimile and e-mail. Such persons will receive no additional compensation for such services. Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005 has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 (plus out-of-pocket expenses) for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission is available to stockholders without charge upon written request to David V. Singer, Executive Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

March 26, 2004	HENRY W. FLINT Secretary

The Board of Directors urges you to vote your shares by proxy even if you plan to attend the 2004 Annual Meeting of Stockholders. You can always change your vote at the meeting. Registered holders of the Company’s stock may vote in one of three ways.

BY TELEPHONE	BY INTERNET	BY MAIL

(Available only until 3:00 p.m. Eastern Daylight Time on April 27, 2004)	(Available only until 3:00 p.m. Eastern Daylight Time on April 27, 2004)	Mark, sign and date your proxy card and return it in the postage paid envelope.

On a touch-tone telephone, call TOLL FREE (866) 214-3731, 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.	Access the internet voting website at https://www.proxyvotenow.com/coke. You will be prompted to follow simple instructions. You will incur only your usual Internet charges.	If you are entering instructions by telephone or Internet, please do not mail your proxy card.

Ú  FOLD AND DETACH HERE AND READ REVERSE SIDE  Ú

This Proxy is Solicited on Behalf of the Board of Directors of

PROXY COCA-COLA BOTTLING CO. CONSOLIDATED

Annual Meeting of Stockholders, April 28, 2004

The undersigned hereby appoints J. Frank Harrison, III and William B. Elmore, and each of them, proxies, with full power of substitution, to act and to vote the shares of Common Stock or Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 2004, and any adjournment thereof, as follows:

1.	ELECTION OF DIRECTORS: ☐ FOR all nominees listed below (Except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

        J. Frank Harrison, III (01), H.W. McKay Belk (02), Sharon A. Decker (03), William B. Elmore (04), James E.

Harris (05), Deborah S. Harrison (06), Ned R. McWherter (07), John W. Murrey, III (08), Carl Ware (09) and

Dennis A. Wicker (10)

(Instruction: To withhold authority to vote for any individual write that nominee’s name in the space provided below.)

2.	Acting upon any other business which may be properly brought before said meeting or any adjournment thereof. (continued on other side)

(continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES AS DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated March 26, 2004, and the Proxy Statement furnished therewith.

If you plan to attend the Annual Meeting of Stockholders on April 28, 2004, please check the following box: ☐

Dated this day of , 2004

(Seal)
Note: Signature should agree with name on stock certificate as printed thereon. Executors, administrators, trustees and other fiduciaries and persons signing on behalf of corporations or partnerships, should so indicate when signing.

Please sign, date and return this Proxy in the accompanying prepaid self-addressed envelope. Thank You.